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                                                                    Exhibit 10.5


                               CORTLAND SAVINGS BANK
                        EMPLOYEE SEVERANCE COMPENSATION PLAN


                                     PLAN PURPOSE

     This plan is the Cortland Savings Bank Employee Severance Compensation Plan, the purpose of which is to preserve for Cortland Savings Bank the services of employees of the bank in the event of a change in control of CNY Financial Corporation or Cortland Savings Bank. The benefits contemplated by this plan recognize the value to Cortland Savings Bank of the services and contributions of the bank's employees and the potentially disruptive effects upon them of a change in control of Cortland Savings Bank or CNY Financial Corporation. Cortland Savings Bank's board of directors believes that it is in the best interests of the bank to provide employees who have been with Cortland Savings Bank for a minimum of one year with the benefits provided in this plan in order to defray the costs and mitigate the changes in employee status and other adverse effects that could follow such change in control. Cortland Savings Bank's board of directors believes that the plan will also aid the bank in attracting and retaining highly qualified individuals who are essential to its continued success and growth.

                                      ARTICLE I

                                ESTABLISHMENT OF PLAN

     1.1    ESTABLISHMENT OF PLAN

     The Plan has been established as of the Effective Date as defined herein.


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     1.2  APPLICABILITY OF PLAN

     The benefits provided by the Plan shall be available to all Employees, who, at or after the Effective Date, meet the eligibility requirements of Article III.

     1.3  CONTRACTUAL RIGHT TO BENEFITS

     The Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer.

                                      ARTICLE II

                             DEFINITIONS AND CONSTRUCTION

     2.1  DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below.

     (a) "Administrator" means the plan administrator provided for in Article
XI.

     (b) "Annual Compensation" of a Participant means and includes all wages, salary, bonus, and cash compensation includable in the gross income of the Participant receiving the same for federal income tax purposes, paid or accrued by the Employer as consideration for the Participant's service during the last 12 calendar months immediately preceding a termination of employment following a Change in Control as specified in Section 4.2.

     (c) "Bank" means Cortland Savings Bank, a New York chartered


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savings bank, or any successor as provided for in Article VII hereof.

     (d) "Board of Directors", or "Board" means the board of directors of the Bank, and, in the following definition of Change of Control, means the board of directors of the Holding Company.

     (e) "Change in Control" means an event in which: a) any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than (i) the Holding Company; or (ii) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Bank or the Holding Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities issued by the Bank or the Holding Company representing 25% or more of the combined voting power of all of the Bank's or the Holding Company's then outstanding securities; or b) the individuals who on the date this Agreement is made are members of the Board, together with their successors as defined below, cease for any reason to constitute a majority of the members of the Board; or c) the shareholders of the Bank or the Holding Company approve either: (i) a merger or consolidation of the Bank or the Holding Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:
(I) either (A) the members of the Board immediately prior to such merger or consolidation constitute at least a


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majority of the members of the governing body of the institution resulting from such merger or consolidation; or (B) the shareholders of the Bank or the Holding Company own securities of the institution resulting from such merger or consolidation representing eighty percent or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of the Bank or the Holding Company before such merger or consolidation; and (II) the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Bank's or the Holding Company's obligations under this Agreement; or (ii) a plan of complete liquidation of the Bank or the Holding Company or an agreement for the sale or disposition by the Bank or the Holding Company of all or substantially all of its assets.

     (f) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an Employee to perform the work customarily assigned to him. A Disability shall not exist unless a medical doctor selected or approved by the Board of Directors advises the Board that it either is not possible to determine if or when such Disability will terminate or appears probable that such Disability will be permanent during the remainder of said Employee's lifetime.

     (g) "Effective Date" means the date the Plan is approved by the Board of Directors, or such other date as the Board shall designate in its resolution approving the Plan.


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     (h)  "Employee" means any employee of the Bank who has completed at least one Year of Service with the Bank, except for employees who are covered or hereinafter become covered by a written agreement with the Employer that expressly provides for payments to the Employee upon a Change of Control.

     (i) "Employer" means the Bank or a subsidiary or a parent of the Bank which has adopted the Plan pursuant to Article VI hereof.

     (j) "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

     (k) "Expiration Date" means a date ten (10) years from the Effective Date unless earlier terminated pursuant to Section 8.2 or extended pursuant to
Section 8.l.

     (l) "Holding Company" means CNY Financial Corporation, a Delaware corporation.

     (m) "Just Cause" shall mean termination because of Participant's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure or unjustified neglect to perform stated duties, wilful violation of any law, rule or regulation (excluding traffic violations or other similar offenses), or violation of any final cease-and desist order, in each case as measured against standards generally prevailing in the savings and community banking industry.

     (n) "Leave of Absence" and "LOA" mean an authorized or approved leave of absence under (i) the federal Family and Medical


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Leave Act ("FMLA"), (ii) any state law providing qualitatively similar benefits as the FMLA, or (iii) a leave of absence authorized under the policies of the Bank. "Leave of Absence" and "LOA" are defined in this paragraph for the exclusive purposes of this Plan.


     (o) "Participant" means an Employee who meets the eligibility requirements of Article III.

     (p)  "Payment" means the payment of severance compensation as provided in
Article IV hereof.

     (q) "Plan Year" means the period beginning on the Effective Date and ending on ______________ and the 12 consecutive-month period ending each year thereafter.

     (r) "Plan" means the Cortland Savings Bank Employee Severance Compensation Plan.

     (s) "Year of Service" means each consecutive 12 calendar month period, beginning with the first day of the month beginning on or after an Employee's date of hire, until a termination of employment, in which an Employee is credited with at least one hour of service in each of the 12 calendar months in such period. The Employee shall be credited with one hour of service for each month, or part thereof, in which the Employee has taken a LOA.

     2.2     APPLICABLE LAW

     The laws of the State of New York shall be the controlling law in all matters relating to the Plan to the extent not


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preempted by ERISA or other applicable Federal law.


     2.3      SEVERABILITY

     If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                                     ARTICLE III

                                     ELIGIBILITY

     3.1     PARTICIPATION

     Employees of the Bank who have completed at least One Year of Service with the Bank at the time of any termination pursuant to Section 4.2 herein shall be Participants in the Plan.

     3.2     DURATION OF PARTICIPATION

     A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee of an Employer and receives the full amount of any Payment to which the Participant is entitled pursuant to the Plan.

                                      ARTICLE IV

                                       PAYMENTS

     4.1     RIGHT TO PAYMENT

     A Participant shall be entitled to receive from the Employer a Payment if there has been a Change in Control of the Bank or the Holding Company and if, within one (1) year thereafter, the


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Participant's employment by the Employer shall terminate for any reason specified in Section 4.2, whether the termination is voluntary or involuntary.
A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, Disability, or for Just Cause.

     4.2     REASONS FOR TERMINATION

     Following a Change in Control, a Participant shall be entitled to a Payment if employment by the Employer is terminated, voluntarily or involuntarily, for any one or more of the following reasons:

     (a) The Employer reduces the Participant's base salary or rate of compensation as in effect immediately prior to the Change in Control.

     (b) The Employer materially changes Participant's function, duties or responsibilities which would cause Participant's position to be one of lesser responsibility, importance or scope with the Employer than immediately prior to the Change in Control.

     (c) The Employer requires the Participant to change the location of the Participant's job or office, so that such Participant will be based at a location more than thirty (30) miles from the location of the Participant's job or office immediately prior to the Change in Control provided that such new location is not closer to Participant's home.

     (d)  The Employer materially reduces the benefits and


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perquisites available to the Participant immediately prior to the Change in
Control, provided, however, that a material reduction in benefits and perquisites generally provided to all Employees of the Bank on a nondiscriminatory basis would not trigger a Payment pursuant to this Plan.

     (e) A successor to the Bank fails or refuses to assume the Bank's obligations under this Plan, as required by Article VII.

     (f) The Bank or any successor to the Bank breaches any other provisions of this Plan.


     (g) The Employer terminates the employment of a Participant at or after a Change in Control other than for Just Cause.

     4.3 AMOUNT OF PAYMENT

     (a) Each Participant entitled to a Payment under this Plan shall receive from the Bank a lump sum cash payment equal to one week's equivalent of Annual Compensation (calculated by dividing Annual Compensation by 365 and multiplying the result by 7) for each month of service up to a maximum of 200% of Annual Compensation.

     (b) Notwithstanding the provisions of (a) above, if a Payment to a Participant who is a Disqualified Individual shall be in an amount which includes an Excess Parachute Payment, the Payment hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms "Disqualified Individual" and "Excess Parachute Payment"


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shall have the same meaning as defined in Section 28OG of the Internal Revenue
Code of 1986, as amended, or any successor section thereof.

     (c) The Participant shall not be required to mitigate the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.

     4.4 TIME OF PAYMENT

     The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty (20) business days after the termination of the Participant's employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant's named beneficiary, if living, other-wise to the Participant's estate.

                                      ARTICLE V

                        OTHER RIGHTS AND BENEFITS NOT AFFECTED

     5.1    OTHER BENEFITS

     Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Employee of the Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership


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or other plan or arrangement.

     5.2    EMPLOYMENT STATUS

     This Plan does not constitute a contract of employment or impose on the Participant or the Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Employer's policies regarding termination of employment.

                                      ARTICLE VI

                               PARTICIPATING EMPLOYERS

     6.1 Upon approval by the Board of Directors, this Plan may be adopted by any Subsidiary or Parent of the Bank. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary or Parent. The term "Subsidiary" means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of the outstanding shares of capital stock. The term "Parent" means any corporation which holds a majority of the voting power of the Bank's outstanding shares of capital stock.

                                     ARTICLE VII

                                SUCCESSOR TO THE BANK

     7.1 The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to


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perform the Bank's obligations under the Plan, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                                     ARTICLE VIII

                         DURATION, AMENDMENT AND TERMINATION

     8.1    DURATION

     If a Change in Control has not occurred, the Plan shall expire as of the Expiration Date, unless sooner terminated as provided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors. Notwithstanding the foregoing, if a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

     8.2  AMENDMENT AND TERMINATION

     The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

     8.3  FORM OF AMENDMENT

     The Plan may be amended or terminated by a written instrument


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signed by a duly authorized officer of the Bank, certifying that the amendment or termination has been approved by the Board of Directors.

     8.4  NO ATTACHMENT

     Except as required by law, no right to receive Payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null, void, and of no effect.

                                      ARTICLE IX

                               LEGAL FEES AND EXPENSES

     9.1 All reasonable legal fees and other expenses paid or incurred by a party hereto arising out of any dispute related to the Plan shall be paid or reimbursed by the prevailing party in any judicial or administrative action or proceeding, or arbitration.


                                     ARTICLE X

                                REQUIRED PROVISIONS

     10.1 The Bank may terminate the Employee's employment at any time, for any reason, or no reason, but any termination by the Bank, other than Termination for Cause, shall not prejudice Employee's right to compensation or other benefits under this


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Agreement arising prior to or as a result of such termination.  Employee shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in Section 2.1 hereinabove.

     10.2 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ' 1818(e)(3) or (g)(1), the Bank's obligations under the Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall pay the Employee any payment which may have come due during such suspension or temporary prohibition.

     10.3 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ' 1818(e)(4) or (g)(1), all obligations of the Bank under the Plan shall terminate as of the effective date of the order.

     10.4 If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ' 1813(x)(1), all obligations of the Bank under the Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Employee.


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                                      ARTICLE XI

                              ADMINISTRATIVE PROVISIONS

     11.1 PLAN ADMINISTRATOR. The administration of the Plan shall be under the supervision of an Administrator which shall be the Board of Directors or a committee appointed by the Board. It shall be a principal duty of the Administrator to see that the Plan is carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. The Administrator will have full power to administer the Plan in all of its details subject, however, to the requirements of ERISA. For this purpose, the Administrator's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by the Plan: (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; (b) to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan; (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; (d) to compute the amount of Payment that will be payable to any Participant or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid; (e) to authorize Payments; (f) to appoint such agents, counsel, accountants, consultants and actuaries as may be required to


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assist in administering the Plan; and (g) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA.

     11.2 NAMED FIDUCIARY. The Administrator will be a "named fiduciary" for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA.

     11.3 CLAIMS AND REVIEW PROCEDURES.

     (a) CLAIMS PROCEDURE. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after


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the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

     (b) REVIEW PROCEDURE, Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and
(ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the requests such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day


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period).  If the decision on review is not made within such period, the claim will be considered denied.

     11.4 NONDISCRIMINATORY EXERCISE OF AUTHORITY. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

     11.5 INDEMNIFICATION OF ADMINISTRATOR. The Bank will indemnify and defend to the fullest extent permitted by law any person serving as, or as a member of, the Administrator (including any person who formerly served as a member of the Administrator) against all liabilities, damages, costs and expenses (including attorneys fees and amounts paid in settlement of any claims approved by the
Bank) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

     11.6 BENEFITS SOLELY FROM GENERAL ASSETS. The benefits provided hereunder will be paid solely from the general assets of the Bank. Nothing herein will be construed to require the Bank or the Board to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Bank from which any payment under the Plan may be made.

     Having been adopted by its Board of Directors on


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____________, 1998, this Plan is executed by its duly authorized officers this
______ day of __________ , 1998.

Attest                                       CORTLAND SAVINGS BANK



                                             BY:
------------------------------                  ------------------------------
Sandy F. Samson                                 Wesley D. Stisser, Jr.
Secretary                                       President & Chief
                                                Executive Officer


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